CONTACT:
Michael Archer
Controller
Camden National Bank
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Corporation Announces Stock Repurchase Plan

CAMDEN, Maine, January 22, 2019 /PRNewswire/ -- Camden National Corporation (NASDAQ: CAC; the "Company") has announced that its board of directors has approved a stock repurchase plan. The plan authorizes the purchase of up to 775,000 shares of the Company’s common stock, representing approximately 5 percent of the Company’s issued and outstanding shares of common stock as of September 30, 2018.
“The board of directors has authorized this stock repurchase plan based on the strength of the Company’s balance sheet and capital position. We believe a share repurchase plan is an important tool that can be utilized to enhance long term shareholder value,” stated Gregory A. Dufour, president and chief executive officer.
Share repurchases will be made periodically as permitted by securities laws and other legal requirements and will be subject to market conditions, as well as other factors. Repurchases may be made in the open market, through block trades or otherwise, and in privately negotiated transactions. If any share purchases are made, they will be over a period of not greater than twelve months. Share purchases may be commenced or suspended at any time or periodically without prior notice and there can be no assurances as to how many shares the Company will repurchase, if any, or at what price any repurchases will be made.
About Camden National Corporation
Camden National Corporation (NASDAQ:CAC), headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $4.2 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 71 ATMs, and lending offices in New Hampshire and Massachusetts, all complemented by 24/7 live phone support. Greenwich Associates named Camden National Bank a 2018 Greenwich Customer Experience (CX) Leader in U.S. Retail Banking, a designation that recognizes top U.S. banks in customer experience. In 2018, Camden National Bank received the "Lender at Work for Maine" Award from the Finance Authority of Maine. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit www.CamdenNational.com. Member FDIC.